Linda Decker, VP – Investor Relations Jeffrey Myhre, VP – Editorial

Seven Penn Plaza ▪ New York, NY 10001 ▪ 212-564-4700 ▪ FAX 212-244-3075 ▪ www.plrinvest.com ▪ plrmail@plrinvest.com

United Heritage Corp.
One Energy Square, Suite 200
4925 Greenville Ave.
Dallas, TX 75206

Chip Langston, President & CFO
(214) 800-2663

FOR IMMEDIATE RELEASE

UNITED HERITAGE CORPORATION COMPLETES THE WORK OVER OF
THE FIRST 20 WARDLAW FIELD WELLS

DALLAS, TX, June 17, 2008 —United Heritage Corporation (NASDAQ: UHCP), a public company involved in the development of medium gravity crude oil assets, today announced that as a result of work over activity in the Wardlaw field and the implementation of its first production enhancement program production has increased to an average of 20 barrels of oil per day, which compares to an average production for 2007 of 3 barrels of oil per day.

Twenty wells have been subject to a work over program of which 10 have been put into production and the balance await the receipt of additional production equipment. An application for a Production Swabbing License was heard by the Texas Railroad Commission (“TRC”) on May 9, 2008 at a full hearing to which an objection was received. The Company expects to hear the ruling of the TRC by the end of August 2008. The Company’s application for Swabbing License was for 76 wells and could significantly add to production capability of the field if so granted.

In the absence of the Swabbing License the company has also initiated a Nitrogen Injection Enhanced Oil Recovery Program that currently includes 1 injector and 5 producers. This program is in the process of being expanded to 3 additional injectors and a further 12 to 15 producers. The enhancement program involves the heating and pressurization of nitrogen, which is then injected into a 1.25 acre spaced 5 well spot production area situated in the area of current activity. So far we have experienced significant and sustained pressuring of the reservoir in the area of the flood and production has risen from an historic ½-1½ barrel per day per well to 3 to 4 barrels per day per well. Currently, these production numbers continue to increase as we achieve optimum pressurization and optimum equipment balance.

Paul D. Watson, Chief Executive Officer of United Heritage Corporation and chairman of its board of directors said, “Our short term primary focus continues to be to increase production from the existing wells and infrastructure despite the lack of our Swabbing Licenses. We are very encouraged by the preliminary results of our Nitrogen flood as we have been able to increase sustainable production from a relatively small number of wells with this enhanced production and work over program. We are in the process of preparing permit applications for 12 new wells which will substantially increase our knowledge, not only of the area of activity, but of the field as a whole. We are debt free and have funds available to carry out our future drilling efforts and new Nitrogen injection programs.”

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About United Heritage Corporation
United Heritage Corporation, founded in 1981 and based in Dallas, TX, is focused on the development of on-shore oil and gas assets. The company has four leases covering 10,500 acres in the Wardlaw Field located in Edwards County, TX. A report published by J.R. Butler & Co. in 1984 concluded that there is significant oil in place on the property. The oil is categorized as "medium crude", the deposits are in the medium gravity range of heavy oil at 15-18 API gravity. Management believes its acreage has always held substantial oil reserves and is now applying what we believe to be the necessary technology to properly extract the reserves. Some primary oil production has already been established from the field.

Private Securities Litigation Reform Act Safe Harbor Statement: All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as codified in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including any projections of earnings, revenue, cash or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include our limited capital resources and limited access to financing and our ability to overcome negative publicity relating to the restatement of our proved reserves. United Heritage Corporation assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

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